Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of
AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
at
$19.40 Net Per Share
by
CGI VIRGINIA CORPORATION
a wholly-owned subsidiary of
CGI GROUP INC.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 15, 2004 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

March 18, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      We have been appointed by CGI Virginia Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of CGI Group Inc., a corporation organized under the laws of the Province of Québec (“CGI Group”), to act as Dealer Manager in connection with the Purchaser’s offer to purchase all of the issued and outstanding shares of common stock (the “Shares”), par value $0.01 per share (the “Common Stock”) of American Management Systems, Incorporated, a Delaware corporation (“AMS”), at a price of $19.40 per Share (the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase, dated March 18, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”) which, as they may be amended or supplemented from time to time, together constitute the “Offer,” and copies of which are enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 10, 2004, by and among CGI Group, the Purchaser and the AMS (the “Merger Agreement”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold the Shares registered in your name or in the name of your nominee.

      For your information and for forwarding to your clients for whom you hold the Shares registered in your name or in the name of your nominee, we are enclosing copies of the following documents:

      1. Offer to Purchase, dated March 18, 2004;

      2. Letter of Transmittal to tender the Shares for your use and for the information of your clients;

      3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

      4. A letter to the stockholders of AMS from Alfred T. Mockett, Chairman of the Board and Chief Executive Officer of AMS, together with a Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by AMS on March 18, 2004;

      5. A printed form letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

      6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

      7. Return envelope addressed to Computershare Trust Company of New York (the “Depositary”).

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, THURSDAY, APRIL 15, 2004 UNLESS THE OFFER IS EXTENDED.

      Please note the following:

      The Offer price is $19.40 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

      The Offer is being made pursuant to the Merger Agreement, by and among CGI Group, the Purchaser and AMS. Pursuant to the Merger Agreement, no later than the second business day after the satisfaction or waiver, if permissible, of all conditions to the Merger Agreement, the Purchaser will be merged with and into AMS, with AMS surviving the merger as a wholly-owned subsidiary of CGI Group (the “Merger”) and the separate corporate existence of the Purchaser will thereupon cease. At the effective time of the Merger, each outstanding Share (other than Shares held by CGI Group, the Purchaser, AMS or any wholly owned subsidiary of CGI Group or AMS which shall be cancelled in accordance with the terms of the Merger Agreement and Shares for which appraisal rights are properly exercised in accordance with the General Corporation Laws of Delaware) automatically will be converted into the right to receive the Offer Price in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

      The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least a majority of the Shares issued and outstanding on a fully-diluted basis as of the expiration of the Offer; (ii) the consummation of the sale of certain assets of AMS constituting its U.S. Defense and Intelligence Group to an affiliate of CACI International Inc (“CACI”) pursuant to the Asset Purchase Agreement among AMS, CACI, CGI Group, the Purchaser and certain affiliates of CACI dated March 10, 2004 and the loan of the proceeds of such sale to CGI Group as contemplated by the Merger Agreement; (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the competition laws of Germany; (iv) the period of time for any applicable review process by the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment to Section 721 of the Defense Production Act of 1950 having expired and CFIUS not having taken any action or made any recommendation to the President of the United States to block or prevent the consummation of the Offer or the Merger unless such action is recommended or withdrawn; and (v) the other conditions set forth in the Offer to Purchase (the “Offer to Purchase”). See Section 13 (Certain Conditions to the Offer) of the Offer to Purchase for a complete description of the conditions to the Offer.

      Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 (Withdrawal Rights) of the Offer to Purchase.

      The board of directors of AMS has unanimously (a) determined that the terms of the Merger Agreement, the Offer and the Merger are procedurally and substantively fair to and in the best interests of the stockholders of AMS, (b) approved and adopted the Merger Agreement and approved and adopted the transactions contemplated thereby, including the Offer and the Merger, (c) approved the Stockholder Tender and Voting Agreements, (d) recommended that the stockholders of AMS accept the Offer, tender their shares of AMS common stock to the Purchaser and, if required by law, approve and adopt the Merger Agreement and the Merger and (e) approved and adopted the Asset Purchase Agreement and approved and adopted the transactions contemplated thereby.

      Notwithstanding any other provision of the Offer, payment for the Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (a) certificates or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of such Shares into the Depositary’s account at The Depository Trust Company, (b) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase)) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to when the Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE

PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. However, United States federal income tax backup withholding at a rate of 28% (or other applicable percentage) may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Section 5 (Material United States Federal Income Tax Consequences) of the Offer to Purchase.

      If holders of the Shares wish to tender the Shares, but cannot deliver such holders’ certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 (Procedures for Tendering Shares) of the Offer to Purchase.

      Neither the Purchaser nor CGI Group will pay any fees or commissions to any broker, dealer or other person (other than Credit Suisse First Boston LLC (the “Dealer Manager”) and D. F. King & Co. Inc. (the “Information Agent”)), for soliciting tenders of Shares pursuant to the Offer. However, upon request, the Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

      Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager for the Offer at Eleven Madison Avenue, New York, New York 10010-3629, telephone number (800) 881-8320; or to the Information Agent for the Offer, at 48 Wall Street, 22nd Floor, New York, New York 10005, telephone number (800) 290-6431.

      Additional copies of the enclosed material may be obtained from the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

Credit Suisse First Boston LLC
as Dealer Manager

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF CGI GROUP, THE PURCHASER, AMS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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